UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2017
CHS Inc.
_______________________________________
(Exact name of registrant as specified in its charter)

Minnesota	001-36079	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000
Not Applicable
__________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2017, at the Annual Meeting (the “Annual Meeting”) of the members of CHS Inc. (“CHS”), each of the following directors was re-elected to the Board of Directors of CHS (the “Board”) for a three-year term: Clinton J. Blew, Jon Erickson, Ed Malesich, Perry Meyer and Dan Schurr. Two new directors, Scott Cordes and Tracy Jones, were also elected to the Board for a three-year term at the Annual Meeting. In addition, in order to fill the vacancy created when David Bielenberg resigned as a member of the Board on June 5, 2017, one new director, Russ Kehl, was elected for a one-year term at the Annual Meeting. The following directors’ terms of office continued after the Annual Meeting: Donald Anthony, Dennis Carlson, Mark Farrell, Steve Fritel, Alan Holm, David Johnsrud, David Kayser, Randy Knecht and Steve Riegel.
Newly-elected director Scott Cordes succeeds former director Curt Eischens and will represent CHS members in Minnesota. From 2000 until 2016, Mr. Cordes served as President of CHS Hedging, LLC, a subsidiary of CHS. Since 2014, Mr. Cordes has served as Chairman of the Board of Directors of the Security State Bank of Wanamingo. In addition, Mr. Cordes was a director of the Minneapolis Grain Exchange between 2000 and 2016, serving as Chairman for five one-year terms during that period, was a director and the Membership Committee Chair of the National Futures Association between 2003 and 2016 and served on the Commodity Futures Trading Commission’s Ag Advisory Committee between 2013 and 2016. With his brother and nephew, Mr. Cordes operates a 1,000-acre corn and soybean farm near Wanamingo, Minnesota. Mr. Cordes holds a bachelor’s degree in agricultural economics from the University of Minnesota. Mr. Cordes has been appointed to the Board’s Audit Committee and the Board’s Corporate Risk Committee.
Newly-elected director Tracy Jones succeeds former director Greg Kruger and will represent CHS members in Connecticut, Delaware, Illinois, Indiana, Kentucky, Ohio, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia and Wisconsin. Mr. Jones has served as a director of the Elburn Co-op of Elburn, Illinois since 1996, and has been Chairman of the Board of Directors of the Elburn Co-op since 2011. Since 2012, Mr. Jones has also served as a member of the County Board of DeKalb County, Illinois, and been Vice Chairman of that Board since 2014. Mr. Jones operates a 2,600-acre corn, soybean and wheat farm and a 1,400 head feedlot cattle operation. Mr. Jones holds an associate’s degree in farm management from Kishwaukee College. Mr. Jones has been appointed to the Board’s Governance Committee and the Board’s Foundation Committee.
Newly-elected director Russ Kehl will represent CHS members in Alaska, Arizona, California, Hawaii, Idaho, Nevada, Oregon, Washington and Utah. Mr. Kehl has been a director of CHS Connell Grain since 2004, serving as Secretary since 2007. In addition, Mr. Kehl was a director of the Columbia Basin Seed Association from 2005 until 2012, serving as Vice Chairman from 2010 until 2012. With his wife, Mr. Kehl operates a 12,000-acre farm in Quincy, Washington that raises 11 different crops, with the largest share being potatoes and dry beans, a dry bean processing facility, a cow/calf herd and a trucking and logistics company that primarily transports raw and finished product for the bean plant. Mr. Kehl has been appointed to the Board’s Capital Committee and the Board’s Governance Committee.
Because CHS directors must be active patrons of CHS, or of an affiliated association, transactions between CHS and its directors are customary and expected. Transactions include the sales of commodities to CHS and the purchases of products and services from CHS, as well as patronage refunds and equity redemptions received from CHS. Since September 1, 2016, the value of those transactions between each of Messrs. Cordes, Jones and Kehl (and their respective immediate family members, which include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing their household) and CHS has not exceeded $120,000, except that Mr. Kehl paid CHS approximately $900,000 for crop inputs and sold CHS approximately $1,900,000 of grain.

On December 8, 2017, following the Annual Meeting, the Board held its annual re-organizational meeting, at which each of the following Board officers was elected for a one-year term: Dan Schurr was re-elected Chairman of the Board; Clinton J. Blew was re-elected as First Vice Chairman of the Board; David Johnsrud was re-elected as Secretary-Treasurer of the Board; Jon Erickson was re-elected as Second Vice Chairman of the Board; and Steve Riegel was elected as Assistant Secretary-Treasurer of the Board.
Item 7.01     Regulation FD Disclosure.

On December 12, 2017, CHS issued a press release announcing the results of the election of directors to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 12, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

December 12, 2017	By:	/s/ Timothy Skidmore

Name: Timothy Skidmore
Title: Executive Vice President and Chief Financial Officer